UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 15, 2016 (August 22, 2016)

Cartesian, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34006 (Commission File Number)	48-1129619 (I.R.S. Employer Identification No.)

7300 College Boulevard, Suite 302
Overland Park, Kansas 66210
(Address of principal executive office)(Zip Code)

(913) 345-9315
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On August 26, 2016, Cartesian, Inc. (the "Company") filed a Current Report on Form 8-K (the "Initial Form 8-K") to report that, on August 22, 2016, the Company received a letter from The Nasdaq Stock Market ("Nasdaq"), notifying the Company of its failure to maintain a minimum of $10,000,000 in stockholders' equity, as required by Nasdaq Marketplace Rule 5450(b)(1)(A) (the "Minimum Stockholders' Equity Requirement"), for companies trading on the Nasdaq Global Market. The letter stated that the Company has until October 6, 2016 to submit a plan to regain compliance with the Minimum Stockholders' Equity Requirement, or alternatively the Company may consider applying to transfer the Company's securities to the Nasdaq Capital Market.

This Current Report on Form 8-K/A amends the Initial Form 8-K to update the disclosures contained in the Initial Form 8-K.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Effective September 15, 2016, the Board of Directors of the Company authorized the officers of the Company to apply to Nasdaq to transfer the Company's common stock from the Nasdaq Global Market to the Nasdaq Capital Market. The transfer is subject to the approval by Nasdaq of the Company's application. The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as the Nasdaq Global Market and listed companies must meet certain financial requirements and comply with Nasdaq’s corporate governance requirements. The Company has submitted its application to Nasdaq to transfer the Company’s common stock to the Nasdaq Capital Market and is awaiting approval.
As reported in the Initial Form 8-K, the August 22, 2016 letter from Nasdaq is in addition to the letter that the Company received from Nasdaq on August 15, 2016, notifying the Company of its failure to maintain a minimum closing bid price of $1.00 over the preceding 30 consecutive business days for its common stock, as required by Nasdaq Marketplace Rule 5450(a)(1) (the "Minimum Bid Price Requirement"). The Company has until February 13, 2017 to demonstrate compliance with the Minimum Bid Price Requirement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CARTESIAN, INC.

By:	/s/ John C. Ferrara
John C. Ferrara Chief Financial Officer

Date: September 21, 2016